Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Third Quarter Financial Results

Denver, Colorado November 14, 2005 – Vista Gold Corp. (TSX & AMEX:  VGZ) announced today its financial results for the quarter and nine months ended September 30, 2005, as filed on November 14, 2005, with the US Securities and Exchange Commission in the Corporation’s Quarterly Report on Form 10-Q.  Vista reported a consolidated net loss for the three-month period ended September 30, 2005, of US$1.0 million or US$0.05 per share compared to a consolidated net loss of US$1.0 million or US$0.07 per share for the same period in 2004.  The Corporation’s consolidated net loss for the nine-month period ended September 30, 2005, was US$3.4 million or US$0.19 per share compared to a consolidated net loss of US$3.6 million or US$0.23 per share for the same period in 2004.  The net losses for the three-month and nine-month periods were minimally different from those for the prior-year periods, primarily reflecting slight decreases in exploration, property evaluation and holding costs, and slight increases in corporate administration and investor relations costs in each of the three-month and nine-month periods.

Net cash used for operations was US$957,000 for the three-month period ended September 30, 2005, compared to US$1,122,000 for the same period in 2004.  Cash used in operations was US$2,776,000 for the nine-month period ended September 30, 2005, compared to US$2,777,000 for the same period in 2004.  The decrease of US$165,000 for the three-month period can be attributed to reduction in accounts receivable of US$181,000 from the same period in 2004.

Net cash used for investing activities decreased to US$533,000 for the three-month period ended September 30, 2005, compared to US$1,618,000 for the same period in 2004.  The decrease of US$1,085,000 in 2005 reflected the restricted cash payment of US$1,104,000 in 2004.  For the nine-month period ended September 30, 2005, net cash used for investing activities decreased by US$1,364,000 to US$2,761,000 compared to US$4,125,000 for the same period in 2004.  Overall expenditures were higher during the 2004 period, primarily reflecting the restricted cash payment of US$3.4 million made by the Corporation in the first nine-months of 2004, in connection with bonding requirements for the Hycroft Mine.  Cash invested for the nine-month period ended September 30, 2005 was US$2,761,000 which included net additions to mining properties of US$1,057,000 and the acquisition of the Awak Mas project, net of cash acquired, of US$1,613,000.

Net cash provided by financing activities was US$7,245,000 in the three-month period ended September 30, 2005 compared to US$6,427,000 for the same period in 2004.  In each of these periods, the Corporation raised funds through private placements of equity units, with net proceeds of US$7,245,000 from the 2005 private placement and US$6,112,000 from the 2004 private placement.  Net cash provided by financing activities was US$7,643,000 for the nine-month period ended September 30, 2005, compared to US$9,483,000 for the same period in 2004.  The amounts raised in the 2005 nine-month period were primarily from the US$7,245,000 raised in the private placement and the remainder from the exercise of warrants in the amount of US$373,000 and stock options in the amount of US$25,000.  The aggregate US$9,483,000 proceeds in the 2004 nine-month period were primarily from the US$6,112,000 raised in the private placement and from the exercise of warrants in the amount of US$3,039,000 and stock options in the amount of US$332,000.

The financial position of the Corporation included current assets at September 30, 2005, of US$8.9 million compared to US$6.8 million at December 31, 2004, and total assets at September 30, 2005, of US$37.3 million compared to US$32.8 million at December 31, 2004.

Current liabilities were US$0.2 million at September 30, 2005, approximately the same as at December 31, 2004.  Total liabilities at September 30, 2005, were US$4.5 million, compared to US4.4 million at December 31, 2004.  Shareholders’ equity at September 30, 2005, was US$32.9 million compared to US$28.3 million at December 31, 2004.

The Corporation’s working capital as of September 30, 2005, was US$8.6 million compared to US$6.6 million at December 31, 2004.

The selected financial data including the results of operations for the three-month and nine-month periods ended September 30, 2005 compared to 2004, and the financial positions as at September 30, 2005 compared to December 31, 2004, is summarized in the following table:

Selected Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

U.S. $000’s, except loss per share

Results of operations
Net loss	$(970)	$(1,047)	$(3,378)	$(3,584)
Basic and diluted loss per share	(0.05)	(0.07)	(0.19)	(0.23)

Net cash used in operations	(957)	(1,122)	(2,776)	(2,777)
Net cash used in investing activities	(533)	(1,618)	(2,761)	(4,125)
Net cash provided by financing activities	(7,245)	6,427	7,643	9,483

Financial position

	September 30,	December 31,
	2005	2004

Current assets	$8,846	$6,826
Total assets	37,328	32,788
Current liabilities	238	256
Total liabilities	4,469	4,444
Shareholders’ equity	32,859	28,344

Working capital	8,608	6,570

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including its latest annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com